Exhibit 10.4

HARLEY-DAVIDSON

PENSION BENEFIT RESTORATION PLAN

(As Amended and Restated Effective January 1, 2009)

HARLEY-DAVIDSON MOTOR COMPANY GROUP, INC., a Wisconsin corporation, maintains the Harley-Davidson Pension Benefit Restoration Plan (the “Plan”) to provide benefits as follows:

1.	Purpose.

The purpose of the Plan is to provide the benefits which a Participant would have been entitled to receive under the Funded Plan except for (a) the statutory maximum annual benefit limitations of Code Section 415, (b) the statutory maximum limitations on pensionable pay provided for in Code Section 401(a)(17), and (c) the exclusion from the definition of pensionable compensation in the Funded Plan for amounts contributed as a pretax contribution to a nonqualified plan of deferred compensation.

2.	Definitions.

The following terms have the following meanings unless the context clearly indicates otherwise:

(a) “Affiliate” means each corporation, trade or business that, with the Company, constitutes a controlled group of corporations, or group of trades or businesses under common control, within the meaning of Code Sections 414(b) or (c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

(b) “Applicable Interest Rate” means the product of (i) one (1.0) minus the applicable maximum tax rate at the Participant’s Determination Date, with such rate expressed as a decimal, and (ii) the discount rate used by the Company to value the obligations of the Funded Plan, as set forth in the Company’s disclosure for purposes of Statement of Financial Accounting Standard No. 87 (or any successor) for the fiscal year of the Company that includes the first day of the month coincident with or next following the Participant’s Separation from Service for any reason other than death, with such rate also expressed as a decimal. The product shall then be rounded up to the nearest hundredth. The “applicable maximum tax rate” means the total of the maximum federal individual income tax, the maximum State of Wisconsin individual income tax, and the Hospital Insurance (Medicare) payroll tax, taking into account the deductibility of state income taxes for federal income tax purposes, to the extent permitted by law and tax rates as they are legally in effect at the Participant’s Determination Date. Any subsequent adjustments which may be made to tax rates or to the Funded Plan’s expected rate of return on plan assets, even if having retroactive effect to such date, shall be disregarded.

(c) “Board” means the Board of Directors of Harley-Davidson, Inc.

(d) “Change of Control Event” means a “change in control event” (as such term is defined for purposes of Code Section 409A) with respect to the Company.

(e) “Code” means the Internal Revenue Code of 1986, and the ruling and regulations issued thereunder, all as amended and in effect from time to time.

(f) “Committee” means the Retirement Plans Committee appointed by the Board or, if such Committee is unable to fulfill its duties under the Plan, the Board.

(g) “Company” means Harley-Davidson Motor Company Group, Inc., or any successor thereto.

(h) “Determination Date” means:

(1) With respect to a vested Participant whose benefit is payable as a monthly annuity benefit, the later to occur of (i) the first day of the month coincident with or next following the Participant’s attainment of age fifty-five (55), or (ii) the first day of the month coincident with or next following the Participant’s Separation from Service; or

(2) With respect to a vested Participant whose benefit is payable as a single sum, the first day of the month coincident with or next following the Participant’s Separation from Service for any reason other than death.

(i) “Employee” means a common-law employee of the Company or an Affiliate who was hired prior to August 1, 2006 and who is a participant in the Funded Plan.

(j) “Funded Plan” means the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, as from time to time amended and in effect.

(k) “Normal Retirement Date” means, with respect to any Participant, the Participant’s normal retirement date for purposes of the Funded Plan.

(l) “Participant” means an Employee who becomes a Participant in accordance with Section 3. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.

(m) “Payment Date” means the date on which payment of a Participant’s vested benefit is made (if a single sum) or commences (if a monthly annuity), as determined in accordance with Sections 6 and 7.

(n) “Pension Restoration Benefit” means the benefit described in Section 5. The fact that a Participant has accrued a Pension Restoration Benefit under this Plan does not suggest or require that a contract from an insurance company will be obtained to provide such benefit.

(o) “Separation from Service” means the date on which a Participant separates from service (within the meaning of Code Section 409A) from the Company and all Affiliates. A Separation from Service occurs when the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its Affiliates after that date or that the level of bona fide services the Participant will perform after such date as an employee of the Company or an Affiliate will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding 36-month period (or such lesser period of services). The Participant is not considered to have incurred a Separation from Service if the Participant is absent from active employment due to military leave, sick leave or other bona fide reason if the period of such leave does not exceed the greater of (i) six months, or (ii) the period during which the Participant’s right to reemployment by the Company or an Affiliate is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing the Participant to have incurred a Separation from Service.

(p) “Spouse” means the surviving spouse of a deceased Participant.

(q) “Unrestricted Benefit” means the hypothetical benefit to which a Participant would be entitled under the Funded Plan if the Funded Plan benefit were calculated in accordance with the assumptions set forth in Section 5.

Other terms, if not defined herein but defined in the Funded Plan, shall have the same meaning as under the Funded Plan.

3.	Participation.

An Employee, if then still employed by the Company or an Affiliate, will become a Participant in this Plan on January 1 of the calendar year following the calendar year in which the Employee’s Unrestricted Benefit is greater than the Employee’s actual benefit accrued under the Funded Plan. Notwithstanding the foregoing, the Committee shall limit the group of employees who become Participants in the Plan to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA.

4.	Vesting.

A Participant’s entitlement to Pension Restoration Benefits hereunder vests and becomes nonforfeitable concurrently, to the extent accrued hereunder, with the vesting in the Participant’s benefit entitlement under the Funded Plan. If a Participant is not vested under the Funded Plan, the Participant is not vested under this Plan.

5.	Pension Restoration Benefit.

(a) Eligibility. A Pension Restoration Benefit is payable to the Participant only if (1) the Employee has become a Participant in accordance with Section 3, (2) the Participant is vested in accordance with Section 4, and (3) the Participant is living on the Determination Date. Following the Participant’s death, the only benefits payable shall be those, if any, payable in accordance with Sections 10 and 11.

(b) Formula Benefit. The amount of a Participant’s Pension Restoration Benefit, when expressed in the form of a monthly single life annuity, without survivor benefits, with payment commencing on the Participant’s Normal Retirement Date, is equal to the difference between (1) and (2) below:

(1) Unrestricted Benefit. The monthly benefit to which the Participant would have been entitled under the Funded Plan, if (A) such benefit was expressed in the form of a single life annuity, without survivor benefits, with payment commencing on the Participant’s Normal Retirement Date, (B) such benefit was calculated (i) by disregarding the maximum compensation limitation of Code Section 401(a)(17), (ii) by disregarding the maximum benefit limitation of Code Section 415, and (iii) by assuming that all amounts voluntarily deferred by the Participant into a non-qualified deferred compensation plan of the Company or an Affiliate were instead paid to the Participant, in the year of the deferral, as current cash compensation; and

(2) Actual Funded Plan Benefit. The monthly benefit to which the Participant is actually entitled under the Funded Plan, when such benefit is expressed in the form of a single life annuity, without survivor benefits, with payment commencing on the Participant’s Normal Retirement Date. The form or time of payment actually applicable to the Participant under the Funded Plan is disregarded.

6.	Initial Payment Election.

(a) Payment Election as to Form of Payment. Each Participant shall make a payment election whether to receive his or her vested benefit as (1) a single sum cash payment, or (2) an annuity distribution. A Participant who has elected (or is deemed to have elected) the annuity payment option is not required to elect the specific form of annuity at the time of making the initial payment election, so long as the available forms of annuity distribution are actuarially equivalent, with actuarial equivalence determined using factors that are reasonable for purposes of Code Section 409A. If the available forms of annuity distribution are actuarially equivalent for purposes of Code Section 409A, the Participant may choose the specific form of monthly annuity prior to the Determination Date, in accordance with rules prescribed by the Committee.

(b) Date of Initial Payment Election.

(i) In the case of an Employee who became a Participant prior to January 1, 2009, the initial payment election must be made on or before December 31, 2008. Except as provided in Section 7, the last election on file with the Company on December 31, 2008 shall be irrevocable.

(ii) In the case of an Employee who becomes a Participant after December 31, 2008, the initial payment election must be made prior to the first day of the calendar year in which the Employee becomes a Participant, or within such other period as is permitted under Code Section 409A. Except as provided in Section 7, the last election on file with the Company by the election deadline shall be irrevocable.

(c) Default Initial Payment Election. If a Participant has not made an initial payment election within the prescribed period, the Participant will be deemed to have elected to receive an annuity distribution.

(d) Payment Date. If payment is being made pursuant to a Participant’s initial payment election, i.e., the Participant has not submitted an effective revision to his or her initial payment election, then:

(1) If payment is being made in a single sum, the Payment Date will be the first day of the seventh (7th) month following the month in which occurs the Participant’s Separation from Service.

(2) If payment is being made as a monthly annuity, the Payment Date will be the later to occur of (A) the first date of the month coincident with or next following the Participant’s attainment of age fifty-five (55), or (B) the first day of the seventh (7th ) month following the month in which occurs the Participant’s Separation from Service.

7.	Revised Payment Election.

In its sole discretion, the Committee may (but need not) permit a Participant who has in effect a payment election to receive a single sum distribution to elect the annuity payment option, or a Participant who has in effect a payment election of the annuity payment option to elect the single sum payment option. However, the Participant’s revised election will be given effect only if (1) the Participant’s revised payment election is submitted and accepted by the Committee at least twelve (12) months prior to what would have been the Payment Date under the Participant’s immediately prior valid election, and (2) the revised Payment Date is the later of (i) five years from the Payment Date under the Participant’s immediately prior valid election, or (ii) the Payment Date that would otherwise apply under Section 6(d) above if the Participant’s revised benefit election were the Participant’s initial payment election. For purposes of Code Section 409A, an annuity payment option is considered to be a single payment rather than a series of independent payments.

8.	Distribution of Single Sum Benefits (For Participants Electing the Single Sum Form of Payment).

(a) Time of Payment. The single sum benefit will be calculated as of the Determination Date but paid on the Payment Date.

(b) Amount of Single Sum Payment. The amount of the Participant’s single sum cash payment shall be equal to (A) the present value of the Participant’s monthly Pension Restoration Benefit as of the Determination Date, and (B) interest for the period from Determination Date through the last day of the month preceding the Payment Date. The present value determination shall be made on the assumption that two hundred forty (240) consecutive monthly Pension Restoration Benefit payments in the form of a single life annuity would otherwise have been made to the Participant and further assuming that payment of the benefit commenced on the later of the first day of the month following the Participant’s attainment of age fifty-five (55) or the Participant’s Determination Date. The Applicable Interest Rate shall be used to determine present value, including, when the assumed benefit commencement date is later than the Determination Date, discounting the present value determined as of the assumed commencement date to the Determination Date, and for crediting interest from the Determination Date to the Payment Date.

9.	Distribution of Monthly Annuity Benefits (For Participants Electing the Annuity Form of Payment).

(a) Monthly Benefits Commencing Prior to January 1, 2009. The Pension Restoration Benefit of a Participant whose benefit commences to be paid, in an annuity form, prior to January 1, 2009, will be paid in the same form of payment applicable to the payment of benefits to the Participant under the Funded Plan and such payments shall commence at the same time as payments commence to the Participant under the Funded Plan. If a periodic payment method other than a single life annuity form of payment is in effect under the Funded Plan, the Participant’s benefit under this Plan shall be converted to an actuarially equivalent benefit in the form in which payment is being made under the Funded Plan on the basis of the Funded Plan’s method of determining actuarial equivalency. In addition, if the Participant’s benefit commencement date under this Plan is prior to the Participant’s Normal Retirement Date, the benefit under this Plan shall be subject to reduction on the same basis that the benefit would be subject to reduction for early commencement if the benefit were being paid from the Funded Plan.

(b) Monthly Benefits Commencing After December 31, 2008. The Pension Restoration Benefit of a Participant whose benefit commences to be paid, in an annuity form, after December 31, 2008, shall be calculated and paid as follows:

(1) Form of Payment. The Participant may elect, in accordance with such conditions as may be established by the Committee, to receive payment in any form of annuity that would be available to the Participant under the Funded Plan if the Pension Restoration Benefit were being paid under the Funded Plan rather than under this Plan; provided that the spousal consent requirements under the Funded Plan will not apply.

(2) Calculation of Payment Amount. The monthly annuity will be calculated as if payment of the Pension Restoration Benefit commenced on the Determination Date, even though actual payment of the benefit will commence on the Payment Date in accordance with subparagraph (3) below. If a periodic payment method other than a single life annuity form of payment is elected, the Participant’s benefit under this Plan shall be converted to an actuarially equivalent benefit in the form in which payment is being made under the Funded Plan on the basis of the Funded Plan’s method of determining actuarial equivalency. In addition, if the Participant’s Determination Date is prior to the Participant’s Normal Retirement Date, the benefit under this Plan shall be subject to reduction on the same basis that the benefit would be subject to reduction for early commencement if the benefit were being paid from the Funded Plan. The Participant’s election of the specific form of annuity must be made prior to the Determination Date, and the election becomes irrevocable on the Determination Date.

(3) Time of Payment. The monthly benefit shall be paid beginning with a payment on the Payment Date. The payment for the month that includes the Payment Date will include (i) the regular monthly payment for the month that includes the Payment Date, (ii) a catch-up payment for each such month from the month that includes the Determination Date through the month preceding the Payment Date, together with simple (non-compounded) interest on each installment of the catch-up payment, at the Applicable Interest Rate, from the date on which the monthly payment otherwise would have been made if payment of the monthly Pension Restoration Benefit had commenced on the Determination Date, to the last day of the month preceding the Payment Date. Thereafter, the payment for each month will be the regular monthly payment amount.

10.	Death On or After Separation from Service.

If a vested Participant dies on or after the date of his or her Separation from Service, the only benefits that are payable under the Plan shall be those, if any, that are payable in accordance with the form of benefit payment applicable to the Participant. Thus:

(a) In the case of a Participant who has in effect an election of the single sum payment form, the single sum benefit, to the extent not paid prior to the Participant’s death, will be paid to the Participant’s Spouse, or if none, to the Participant’s estate, within 90 days of the Participant’s death.

(b) In the case of a Participant who has not elected the single sum payment form, the death benefits shall be those, if any, that are payable under the form of annuity distribution applicable to the Participant under this Plan. Benefit payments to the Spouse or other recipient shall commence on the Payment Date that would have been applicable to the Participant if he or she had survived.

11.	Death Prior to Separation from Service.

(a) Death of Married Participant With Monthly Annuity Benefit Election. Except as provided below with respect to a Participant who had in effect an election of the single sum payment, if a vested Participant dies before the Participant’s Separation from Service and the Participant has a Spouse who is eligible to receive a preretirement surviving spouse benefit under the Funded Plan, such Spouse shall be entitled to receive a preretirement surviving spouse benefit under this Plan. The preretirement surviving spouse benefit provides monthly payments for the life of the surviving Spouse commencing on the later to occur of (i) the first day of the month following the Participant’s death, or (ii) the first day of the month following the month in which the Participant would have attained age fifty-five (55) had the Participant lived. The monthly preretirement surviving Spouse benefit will be equal to the monthly preretirement surviving Spouse benefit to which the Spouse would have been entitled, at the benefit commencement date described in the preceding sentence, if the Participant’s Pension Restoration Benefit under this Plan had instead been accrued under and payable from the Funded Plan using the Funded Plan’s methodology for determining preretirement surviving spouse benefits, other than the Code Sections 401(a)(17) and 415 limitations.

(b) Optional Lump Sum Payment. If a vested Participant dies before the Participant’s Determination Date and the Participant has a Spouse who is eligible to receive a preretirement surviving spouse benefit under the Funded Plan, and if the Participant had in effect at the time of his or her death a valid election to receive the Participant’s Pension Restoration Benefit as a single sum payment, any preretirement surviving spouse benefit which is otherwise payable under this Plan shall be paid to the Participant’s surviving Spouse in the form of a single sum cash amount. The single sum cash amount shall be equal to the present value of the monthly benefits described in subsection (a), above, and shall be determined on the assumption that two hundred forty (240) consecutive monthly benefit payments would otherwise be made, commencing on the later of the first day of the month following the date the deceased Participant would have attained age fifty-five (55) or the deceased Participant’s Determination Date. The Applicable Interest Rate shall be used to determine present value, including, when the assumed benefit commencement date is later than the Determination Date, discounting the present value determined as of the assumed commencement date to the Determination Date. Payment of the optional lump sum amount shall be completed within ninety (90) days following the Participant’s death.

(c) No Death Benefits in Other Circumstances. If the Participant dies before the Participant is vested in the Pension Restoration Benefit, or if the Participant dies prior to the Participant’s Separation from Service and the Participant does not have a surviving Spouse, no benefits are payable hereunder.

12.	Effect of Change of Control Event.

(a) Prior to Separation from Service. If a Change of Control Event occurs while a Participant is actively employed by the Company or an Affiliate, the Company may, in its sole discretion, establish an irrevocable grantor trust, to be entered into by the Company and the trustee thereof, for the purpose of holding assets sufficient to fund some or all of the liability or contingent liability of the Company or applicable Affiliate to pay benefits hereunder to the Participant. Funding of such irrevocable grantor (“rabbi”) trust shall be in the discretion of the Board, subject to the restrictions on funding imposed by Code Section 409A(b)(3).

(b) After Separation From Service. If, after a Participant incurs a Separation from Service, a Change of Control Event occurs (which shall be considered an intervening event for purposes of Code Section 409A that permits an acceleration of payments), and the Participant has not yet received all amounts due under the Plan, then the Company shall (i) with respect to a Participant who has a single sum payment election in effect, pay the single sum payment amount, as calculated in accordance with the foregoing provisions of the Plan, as soon as practicable (but no more than 90 days) following the date of the Change in Control Event, or (ii) with respect to a Participant (or surviving Spouse or other beneficiary of a deceased Participant where the form of benefit applicable to the Participant provides for the designation of a beneficiary) who is receiving or entitled to receive periodic benefits under the Plan, cash out, in single lump sum payment amount, the present value of any remaining payments yet to be made to or on behalf of the Participant. The present value of the periodic payments that would otherwise be made shall be determined as of the first day of the month following the month in which the Change of Control Event occurred. Present value shall be based on the assumption that the recipient of the monthly payments being cashed out has the life expectancy assigned to a person of similar age under the Funded Plan’s general mortality assumptions used for funding purposes. If payments on behalf of the Participant have not yet commenced as of the date of this determination of present value, it shall be further assumed that payments would have commenced on the later of such date of determination of present value or the first day of the month following the fifty-fifth birthday of the Participant. The Applicable Interest Rate shall be used to determine present value, including, when the assumed benefit commencement date is later than the date as of which present value is determined, discounting present value determined as of the payment commencement date to the date as of which it is being determined.

13.	Administration of the Plan.

The Committee shall administer and interpret the Plan, and supervise its operation. Interpretation of the Plan by the Committee shall be final and binding upon the Participant and any other person or entity claiming benefits by virtue of the Participant’s participation in the Plan.

14.	Claims Procedures.

(a) Initial Claim. If a Participant, Spouse or beneficiary (the “claimant”) believes that he or she is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee within ninety (90) days of the date payment could have been timely made in accordance with the terms of the Plan or under Regulations issued by the Secretary of the Treasury under Code Section 409A. The Committee shall review the claim and render its decision with respect to the claim within one hundred thirty-five (135) days of the date payment could have been timely made in accordance with the terms of the Plan or under Regulations issued by the Secretary of the Treasury under Code Section 409A. If the claimant’s claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review. If the claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

(b) Request for Appeal. The claimant has the right to appeal the Committee’s decision by filing a written appeal of the Committee’s decision or deemed denial within one hundred eighty (180) days of the date payment could have been timely made in accordance with the terms of the Plan or under Regulations issued by the Secretary of the Treasury under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional sixty (60)-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

(c) Special Rules. If the claimant is a member of the Committee, consideration of the claim, whether the initial claim or a request for review, and the decision with respect to any such claim, shall be made by the Human Resources Committee of the Board.

15.	Amendment.

The Company, by action of the Human Resources Committee of the Board, may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) accrual of benefits on or after the amendment date; provided, however, that no amendment may reduce or eliminate any vested accrued benefit accumulated to the date of such amendment (except as the benefit may be reduced as a result of increases in the amount payable under the Funded Plan) without a Participant’s consent, except as otherwise specifically provided herein. In addition, the Committee may at any time amend the Plan to make administrative changes, ministerial changes, changes necessary to comply with applicable law, or other changes that do not materially affect the level of benefits provided under the Plan.

16.	Termination.

The Company, by action of the Human Resources Committee of the Board, may terminate the Plan. Upon termination of the Plan, future accrual of benefits shall cease. In addition, upon termination of the Plan, Participant benefits may be cashed-out in a manner consistent with Section 12(b), but only if one of the following are met.

(a) The Company terminates the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to the Participants, Spouses or beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, by the later of: (A) the calendar year in which the Plan termination and liquidation occurs or (B) the first calendar year in which an amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which the payment is administratively practicable.

(b) The Company terminates the Plan at any time during the period that begins thirty (30) days prior and ends twelve (12) months following a Change of Control Event, provided that all arrangements required to be aggregated with the Plan (within the meaning of Code Section 409A) sponsored by the Company or an Affiliate are terminated and liquidated with respect to each Participant that experienced the Change in Control Event, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c) The Company terminates the Plan at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Participants, Spouses or beneficiaries, as applicable, in a single sum payment no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such three (3) year period.

17.	Coordination of Pension Benefit Restoration Benefits with SERP.

The Pension Restoration Benefit hereunder and any benefit entitlements of the Participant under the Harley-Davidson Pension Supplemental Executive Retirement Plan shall be coordinated so as to have the effect of being benefits provided by a single plan or program. As a result, the same form of benefit payment is required for benefits under each program, and the benefits payable under each program may be combined into one payment or check.

18.	Unfunded Agreement.

The Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Nothing contained in the Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and the Participant, or any other person. The right of the Participant or any other person or entity to receive benefits hereunder shall be an unsecured claim against the general assets of Company or applicable Affiliate and neither the Participant nor any other person or entity shall have any rights in or against any amounts which may be earmarked by the Company or an Affiliate in order to implement the Plan or any other specific assets of the Company or an Affiliate.

19.	Additional Section 409A Provisions.

(a) Accelerated Distribution Following Section 409A Failure. If an amount under this Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, the Participant shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the Participant’s income as a result of such failure.

(b) Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

(c) Disregard of Six Month Delay. Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service the stock of Harley-Davidson, Inc. or any other related entity that is considered a “service recipient” within the meaning of Section 409A of the Code is not traded on an established securities market or otherwise, then the provisions of the Plan requiring that payments be delayed for six months shall cease to apply. In such event, the payment (if a lump sum) or initial payment (if an annuity) shall be made within ninety (90) days following the event triggering the benefit payment(s).

20.	Additional ERISA Provisions.

The Committee is the named fiduciary. The Plan is unfunded. Direct payment is the basis of payment of benefits under the Plan.

21.	Tax Withholding.

The Company shall have the right to deduct from any benefit payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Committee may direct that the Participant’s benefit be reduced by an actuarially equivalent amount to reflect the amount needed to pay the Participant’s portion of such tax.

22.	Offset.

To the maximum extent permitted under Code Section 409A, the Company shall have the right to offset, without the requirement of obtaining the consent of the Participant (or his Spouse or beneficiary, in the event of the Participant’s death), from the benefits payable hereunder any amount that the Participant owes to the Company or any Affiliate.

23.	Assignment.

The right of an employee or any other person to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except to the extent provided in a qualified domestic relations order within the meaning of Article XII of the Funded Plan.

24.	Effect on Retirement Plans.

Any benefits accrued pursuant to the Plan shall not be deemed compensation to the Participant for the purpose of computing benefits under any qualified retirement plan or other benefit plan, whether qualified or nonqualified, which may be maintained by the Company or an Affiliate.

25.	Severability.

If any of the provisions of the Plan shall be held to be invalid, the remainder of the Plan shall not be affected thereby.

26.	Binding upon Successors.

This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and the Participant and the Participant’s heirs, executors, administrators, and legal representatives.

27.	Governing Law.

The Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to conflict of law principles thereof, to the extent not preempted by federal law.